Exhibit 99.1

Pacific Biosciences Announces Agreement with Roche Diagnostics to Develop and Supply DNA Sequencing-Based Products for Clinical Diagnostics

MENLO PARK, Calif. — September 25, 2013 — Pacific Biosciences of California, Inc., (NASDAQ:PACB), provider of the PacBio® RS II DNA Sequencing System, today announced that it has entered into an agreement with Roche Diagnostics to develop diagnostic products, including sequencing systems and consumables, based on Pacific Biosciences’ Single Molecule, Real-Time (SMRT®) technology. Pacific Biosciences will develop and manufacture certain products intended for clinical use, which it will sell exclusively to Roche. Roche obtained worldwide rights to exclusively distribute these products in the field of human in vitro diagnostics. Pacific Biosciences will continue to market its current and future products for all fields outside of human in vitro diagnostics, including research, plant, animal, and applied markets.

Commenting on the agreement, Dan Zabrowski, Head of the Sequencing Unit at Roche said, “We see great potential in Pacific Biosciences’ sequencing technology for the development of future clinical sequencing applications. Sequencing will be a key technology in addressing the strong and growing demand for genetic and genomic solutions in the clinic. We are looking forward to this partnership to accelerate and support the transition of DNA sequencing into routine diagnostics through our joint development efforts.”

“We are delighted to have Roche as our in vitro diagnostics partner,” stated Mike Hunkapiller, President and Chief Executive Officer of Pacific Biosciences. “As a world leader in in vitro diagnostics, Roche brings valuable expertise in designing products for clinical use and obtaining regulatory approvals to sell clinical products in the U.S. and around the world. We believe the combination of our SMRT Sequencing technology with Roche’s market position and expertise in diagnostics will allow accelerated commercial success for both companies.”

Under the agreement, Pacific Biosciences will receive an upfront payment of $35 million and expects to receive an additional $40 million in funding tied to development milestones. Once the development programs are completed, Pacific Biosciences expects to also receive income from the manufacture and supply of instrument, software, and certain consumable products that Roche will market and distribute for clinical use in combination with its assay specific reagents.

Perella Weinberg Partners acted as the exclusive financial advisor to Pacific Biosciences for this transaction.

Management will host a conference call to discuss the announcement today at 12:00pm Eastern Time / 9:00am Pacific Time. Investors may listen to the call by dialing 888.366.7247, or if outside the U.S., by dialing 707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (Nasdaq:PACB) offers the PacBio® RS II DNA Sequencing System to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company's products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems. More information is available at www.pacb.com.

About Roche

Headquartered in Basel, Switzerland, Roche is a leader in research-focused healthcare with combined strengths in pharmaceuticals and diagnostics. Roche is the world’s largest biotech company, with truly differentiated medicines in oncology, infectious diseases, inflammation, metabolism and neuroscience. Roche is also the world leader in in vitro diagnostics and tissue based cancer diagnostics, and a frontrunner in diabetes management. Roche’s personalized healthcare strategy aims at providing medicines and diagnostic tools that enable tangible improvements in the health, quality of life and survival of patients. In 2012 Roche had over 82,000 employees worldwide and invested over 8 billion Swiss francs in R&D. The Group posted sales of 45.5 billion Swiss francs. Genentech, in the United States, is a wholly owned member of the Roche Group. Roche is the majority shareholder in Chugai Pharmaceutical, Japan. For more information, please visit www.roche.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to Pacific Biosciences’ plans with respect to the marketing of its current and future products, the expected benefits of the agreement with Roche and other future events. All statements, explicit or implied, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "plan," "expects," "potential," "believes," "goal," "estimate," "anticipates," "outlook," and similar words. These statements are based on the current estimates and assumptions of Pacific Biosciences’ management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks more fully described in the "Risk Factors" section of Pacific Biosciences’ most recently filed Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and the risks discussed in Pacific Biosciences’ other reports filed with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. Pacific Biosciences undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Contact:

For Pacific Biosciences:

Media:	Investors:
Nicole Litchfield	Trevin Rard
415-793-6468	650.521.8450
nicole@bioscribe.com	ir@pacificbiosciences.com